Exhibit 20.2



                         [ELXSI Corporation Letterhead]




                                            June 20, 1997

                                   Rights Plan


Dear Fellow Stockholders:

        We are pleased to announce that the Board of Directors of ELXSI Corporation ("ELXSI" or the "Company") has adopted a new stock purchase rights plan (the "Rights Plan"), established under the terms of a Rights Agreement, dated as of June 4, 1997, between the Company and its transfer agent, Continental Stock Transfer & Trust Company, as Rights Agent. In accordance with that Agreement, the Board has declared a dividend of one right ("Right") for each share of ELXSI Common Stock outstanding at the opening of business on June 16, 1997. The attached Summary of Rights document provides certain key information about the Rights Plan and Rights. Please read it carefully.

        The Rights Plan is intended to help assure that all of the Company's stockholders receive fair and equal treatment in the event of a proposed takeover, and to guard against partial and 'creeping' tender offers, squeeze-outs and other coercive tactics to gain control of ELXSI. It is not intended, nor will it operate, to prevent an acquisition of the Company that your Board determines to be in the best interest of stockholders. Moreover, in the event that a takeover proposal should be announced by a third party, the Rights Plan will help to create a more balanced atmosphere in which the Board can exercise its duties and consider other options that may available, including maintaining the Company's independence, restructuring its capital, negotiating with the bidder to improve terms or finding a more favorable transaction with another company. The Rights Plan will not interfere with any merger or other business combination approved by the Board of Directors.

        One overriding objective of the adoption of the Rights Plan is to see that the excellent progress we have made so far in building fundamental value in the business continues. We are pleased with what we have achieved to date, but feel that there is still much to accomplish. Your Board of Directors believes that the adoption of the Rights Plan will permit ELXSI to continue to implement the strategies necessary to reach these goals.


                                        Sincerely,

                                        Alexander M. Milley
                                        Chairman of the Board
                                        President & CEO

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                                ELXSI CORPORATION
                                 (the "Company")

                   Rights Agreement, dated as of June 4, 1997

                                Summary of Rights

Issuance The Rights are being distributed as a dividend on each share of Common Stock of the Company outstanding at the opening of business on June 16, 1997.

Purchase Price Each Right entitles the registered holder to purchase from the Company one share of Common Stock at a price of $25.00 per Right (the "Purchase Price"), subject to adjustment.

Exercisability                  The Rights  detach and become  exercisable  upon
                                the earlier of:

                                (1) ten business days after the first public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the Company's outstanding Common Stock (the "Stock Acquisition Date"), or

                                (2) ten business days (or a later date as is determined by the Board in accordance with the Rights Agreement) after the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the Company's outstanding Common Stock.

Transferability                 The Rights are not detachable and not separately
                                transferable from the Company's Common Stock until they become exercisable.

"Flip-In" Triggering Events     If any  person  becomes an  Acquiring  Person by
                                acquiring beneficial ownership of 15% or more of the Company's Common Stock, each outstanding
                                Right will "flip in" and become a right to buy at the Purchase Price that number of shares of Common Stock of the Company that will have a market value of two times the Purchase Price.
                                Notwithstanding the foregoing, all Rights that are beneficially owned by any Acquiring Person
                                (and its affiliates and associates) will be null and void upon the occurrence of a Flip-In
                                Triggering  Event.

Acquiring Person Exception      Alexander  M.  Milley  and other  "Milley  Group
                                Members" under the Rights Agreement, such as family members

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                                                                               2

                                and affiliated companies, shall not become Acquiring Persons unless such persons shall have in the aggregate acquired beneficial ownership of 35% or more of the Company's Common Stock (which percentage approximates the Milley Group Members' current ownership position plus an additional approximately 12%).

"Flip-Over" Triggering Events   If: (1) the  Company is  acquired in a merger or
                                other business combination transaction and the Company does not survive, or the Company merges, consolidates or engages in a share exchange with another person and does survive but all or part of its stock is changed, or (2) 50% or more of the Company's assets or earning power is sold or transferred, then each outstanding Right will "flip over" and become a right to buy at the Purchase Price that number of shares of Common
                                Stock of the acquiring company that will have a market value of two times the Purchase Price.

Redemption                      At any time until ten  business  days  following
                                the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right. However, if there has been a change in a majority of the Board as a result of a proxy contest, and a person who was a participant in the contest has indicated an intention to become an Acquiring Person or to cause a Triggering Event (an "Adverse Change of
                                Control"), then the redemption of the Rights will require the approval of a majority of the "Continuing Directors" of the Company.

Exchange Option                 After a person becomes an Acquiring  Person (but
                                before such Acquiring Person owns 50% or more of the outstanding Common Stock), the Company, by action of a majority of the Continuing Directors in office at the time, may permit each Right
                                (other than those owned by an Acquiring Person) to be exchanged, without payment of the Purchase
                                Price, for one share of Common Stock. The aggregate dilutive effect on an Acquiring Person upon exchange of the Rights is somewhat less than the dilutive effect of a normal exercise of the Rights.

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                                                                               3

Amendment                       In general,  until the Rights become exercisable
                                the terms of the Rights Agreement may be amended or supplemented without the approval of any holders of the Rights. Amendments of the Rights
                                Agreement after there has been an Adverse Change of Control or a Triggering Event will require the approval of a majority of the Continuing
                                Directors of the Company and generally may not "adversely affect" the interests of the holders of Rights (other than Acquiring Persons and the affiliates and associates thereof).

Voting                          The Rights have no voting power.

Dividends                       The Rights have no rights to dividends.

Term                            Ten years

Miscellaneous                   The Rights  Agreement  provides that the Company
                                may not enter into any transactions,  agreements
                                or  arrangements   intended  to  counteract  the
                                protective provisions of the Rights.

                                 *      *      *


Dated: June 1997

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